NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 2, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 15, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tongjitang Chinese Medicines Company and Tosun International Company Limited, a company owned by Hanmax Investment Limited and Fosun Industrial Co., Limited became effective before the opening on April 15, 2011. Each American Depositary Share of Tongjitang Chinese Medicines Company was converted for $4.50 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 15, 2011.